UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

December 20, 2012 (December 19, 2012)

Date of Report (Date of earliest event reported)

QC HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Kansas	000-50840	48-1209939
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS Employer Identification Number)

9401 Indian Creek Parkway, Suite 1500

Overland Park, Kansas 66210

(Address of principal executive offices)

(913) 234-5000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 8.01.	Other Events.

QC Holdings, Inc. and subsidiaries (the “Company”) have historically sold certain loan receivables after the Company has pursued internal and external collection efforts. Until recently, the Company has not sold any loan receivables associated with its automobile sales business. The Company is planning to sell its automobile receivables on a regular basis going forward in order to maximize certain balance sheet assets. Accordingly, the Company recently completed the sale of approximately $16.8 million principal amount of its automobile loan receivables to an unaffiliated company. The Company received approximately $11.8 million in cash proceeds from this initial sale of automobile receivables.

The Company is using the net proceeds from the sale to make a prepayment of the term loan under its Credit Agreement, which term loan had an outstanding principal amount of $14.8 million as of September 30, 2012. The Company anticipates the term loan will be fully paid by December 31, 2012.

The Company contemplates selling automobile receivables on a regular basis going forward, the proceeds of which will be used to finance the Company’s automobile segment and related operations.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QC HOLDINGS, INC.
Date: December 20, 2012
	By:	/s/ Douglas E. Nickerson
	Name:	Douglas E. Nickerson
	Title:	Chief Financial Officer